Exhibit 2.2

AMENDMENT TO CONTRACT OF SALE

THIS AMENDMENT TO CONTRACT OF SALE (“Amendment”) by and between PARKLANE/CEDAR HILL, LTD., a Texas limited partnership (“Seller”), and KITE CAPITAL, LLC, an Indiana limited liability company (“Purchaser”), is made and entered into this 7th day of April, 2004 (“Effective Date”).

RECITALS

A.                                   WHEREAS, Seller and Purchaser entered into that certain Contract of Sale dated January 28, 2004 (the “Agreement”) for the purchase by Purchaser and the sale by Seller of certain real estate located in Cedar Hill, Texas, known as Plaza at Cedar Hill Shopping Center, being more particularly described in Exhibit A to the Agreement (the “Property”); and

B.                                     WHEREAS, Seller and Purchaser desire to amend the terms of the Agreement to extend the Closing Date (as defined in the Agreement), upon the terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       The Recitals set forth above are hereby incorporated into this Amendment by reference.

2.                                       Capitalized terms used in this Amendment shall have the same expressly defined meaning in this Amendment as in the Agreement, unless stated otherwise herein.

3.                                       Section 6.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 6.1. Closing Date.  The closing of the transaction contemplated by this Contract (the “Closing”) shall take place in the offices of the Title Company at the time Seller and Purchaser may agree upon, but otherwise at 10:00 a.m., local time, on the date (the “Closing Date”) which is the later of (a) June 30, 2004 or (b) ten (10) days after this purchase and sale have been approved by Lender.”

4.                                       As consideration for the Seller’s agreement to extend the Closing Date, the Purchaser shall deliver to the Seller within three (3) business days after the Effective Date hereof an extension fee in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Extension Fee”).  Purchaser and Seller hereby agree that the Extension Fee shall not be applied to the Purchase Price and shall be nonrefundable unless the Agreement is terminated by Purchaser pursuant to Section 8.2 thereof in connection with a default by the Seller in the performance of its obligations under the Agreement or the Seller’s failure to convey the Property to Purchaser.

5.                                       Except as specifically amended or modified by this Amendment, all terms and conditions contained in the Agreement shall remain in full force and effect as provided therein.  If a provision of this Amendment conflicts with a provision of the Agreement, this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

“SELLER”		“PURCHASER”

KITE CAPITAL, LLC		PARKLANE/CEDAR HILL, LTD.

By:	/s/ John Kite	By:	/s/ Frank Mihalopoulos
(signature)		(signature)

Its:		Its:
(printed name and title)		(printed name and title)